EXHIBIT 99.1

ITEM U.S. Home Systems Signs Definitive Agreement To Acquire Deck America

DALLAS, TX—October 17, 2002—U.S. Home Systems, Inc. (Nasdaq: USHS) today announced that it has signed a definitive agreement to acquire Deck America, a privately-held Woodbridge, Virginia based home improvement specialist, providing patented solutions for the fabrication, sale and installation of decks and deck enclosures. The acquisition is part of USHS’s strategic plan to expand its business through the introduction of new specialty home improvement products in new markets, as well as to achieve deeper penetration in its existing markets.

Murray Gross, Chairman, President & CEO of USHS, stated, “I am very optimistic about this partnership and our opportunity for growth. The addition of Deck America increases revenues in our home improvement segment to an annual run rate of approximately $65 million.” Mr. Gross continued, “I was immediately impressed with Deck America’s operations and organization. Deck America has a commanding share of the market in the Washington, D.C. metropolitan area, including Baltimore, Maryland and northern Virginia. I believe we can leverage our combined expertise and infrastructure to expand Deck America’s businesses to additional markets, as well as markets in which USHS currently operates.”

“I believe this partnership will propel Deck America into a leading provider of decks and deck enclosures in major markets across the country”, said Dan Betts, President of Deck America. “Our combined strength in sales and marketing, as well as our operating expertise, will add significant value to USHS. Our entire organization is excited about this union.”

The purchase price was not disclosed, however, USHS announced that it will acquire Deck America for a combination of cash and common stock. The acquisition is expected to be accretive to USHS’s earnings and will close before the end of the year.

About Deck America, Inc.

Deck America is a privately-held Woodridge, Virginia based specialty product home improvement business specializing in the fabrication, sale and installation of decks and deck enclosures. Deck America markets its products in the Washington, D.C. metropolitan area, including Baltimore, Maryland, and northern Virginia. Deck America is the recipient of numerous awards, including the coveted NAHB Research Center 2000 Gold Quality Achievement Award. For its fiscal year ended December 31, 2001, Deck America had revenues of approximately $13.4 million from the sale of decks and deck enclosures.

Deck America has developed a patented system for the fabrication and installation of high quality decks, including “Invisinail”, a unique fastening system in which deck modules are nailed from underneath to prevent the checking and cracks that often mar top-nailed decks.

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. manufactures, designs, sells and installs custom quality specialty home improvement products and provides consumer financing services to the home improvement and remodeling industry. USHS’s current product lines include kitchen cabinet refacing and countertop products utilized in kitchen remodeling, bathroom refacing and related products utilized in bathroom remodeling, and replacement windows. USHS presently operates sales and installation centers in 15 major metropolitan areas in the United States and manufactures its own cabinet refacing, custom countertops and bathroom cabinetry products from its Virginia-based manufacturing facility. USHS’s consumer financing subsidiary enables qualified contractors to originate a broad range of credit products that are not otherwise available to contractors utilizing only traditional sources for home improvement financing.

This press release may contain forward-looking statements that are based on a number of assumptions, including expectations for continued market growth and anticipated revenue levels. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. Key success factors include the Company’s ability to continue to grow sales, expand geographically, provide new products, and consummate strategic acquisitions. If the industry’s or the Company’s performance differs materially from these assumptions or estimates, U.S. Home Systems’ actual results could vary significantly from the estimated performance reflected in any forward-looking statements.

###